EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is entered into as of May 29, 2009 by and between PMI Mortgage Insurance Co. (“PMI”), an Arizona-domiciled mortgage guaranty insurance company, and The PMI Group, Inc. (“TPG”), a Delaware corporation.

RECITALS

A.	PMI is a wholly-owned subsidiary of TPG, and PMI’s primary regulator is the Arizona Department of Insurance (the “Department);

B.	PMI, as vendor (in such capacity, the “Vendor”), QBE Holdings (AAP) Pty Limited, (“QBE”), as purchaser, and QBE Insurance Group Limited, (the “Issuer”), as note issuer have entered into that certain Share Sale Agreement, dated August 14, 2008, as amended by the Amendment Agreement, dated August 29, 2008, by the Second Amendment Agreement, dated October 23, 2008, by the Third Amendment Agreement, dated December 17, 2008 and by the Fourth Amendment Agreement, dated May 29, 2009 (as may be further amended, modified, restated and/or supplemented from time to time, the “SSA”). The SSA provided for the sale by PMI to QBE of all of PMI’s shares of PMI Mortgage Insurance Australia (Holdings) Pty Limited.

C.	TPG, as vendor, and QBE Lenders’ Mortgage Insurance Limited (“QBE Lenders’ Mortgage”), as purchaser, and the Issuer, as note issuer, have entered into that certain Share Sale Deed, dated December 17, 2008, as amended by the Amending Deed, dated May 29, 2009 (as may be amended, modified, restated and/or supplemented from time to time, the “SSD”). The SSD provided for the sale by TPG to QBE of all of TPG’s shares of PMI Mortgage Insurance Asia Limited.

D.	PMI is the named noteholder (in such capacity, the “Noteholder”) under a certain Note Deed, dated October 23, 2008, as amended by the Amending Deed, dated December 17, 2008 and by the Second Amending Deed, dated May 29, 2009 (the “QBE Note”), issued to PMI by the Issuer as part of the consideration under the SSA. For the avoidance of doubt, all references to the QBE Note in this Agreement include any and all amendments of, and supplements to, the QBE Note, now existing or hereafter arising, no matter how evidenced, and any extensions, renewals or modifications of the QBE Note. For purposes of this Agreement, the defined terms “Principal” and “Interest” shall have the meanings as contemplated in the QBE Note.

E.	TPG has entered into a Revolving Credit Agreement, dated as of October 24, 2006 (as amended, restated, amended and restated, supplemented, refinanced or replaced from time to time, the “Credit Agreement”), the lenders referred to therein (the “Lenders”) and Bank of America, N.A., as Administrative Agent (in such capacity, together with any successor in such capacity, the “Administrative Agent”).

F.	The Principal amount of the QBE Note outstanding on the date of this Agreement is US$186,505,850. The QBE Note bears Interest at the rate of 3.7875% per annum, and such Interest accrues and is capitalized into Principal, on a semi-annual basis. The full value of the QBE Note (including accrued Interest) shall be due and payable in full on its scheduled redemption date of September 30, 2011.

G.	Pursuant to the QBE Note, the amount due thereunder is subject to reduction under certain circumstances specified therein.

H.	As of the date of this Agreement, the Department is requiring PMI to treat the QBE Note as a non-admitted asset for purposes of its statutory financial statements, due to the contingencies related to the amount due from the Issuer under the QBE Note, as described above.

I.	PMI wishes to sell and assign its interest in, to and under the QBE Note to TPG and TPG wishes to purchase and receive an assignment of PMI’s rights in, to and under the QBE Note.

TERMS

NOW THEREFORE, in consideration of the premises, mutual promises, and other valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms, conditions and covenants hereinafter set forth, the parties agree as follows:

1.	As consideration for the payment described in paragraph 2 hereof, PMI hereby (i) sells, assigns and transfers to TPG, effective on the Effective Date, the QBE Note and (ii) consents to the vesting in TPG of the rights, privileges, interests and powers (but not PMI’s obligations) granted to TPG as set forth in Clause 2 of that certain Deed Poll (the “Australian Deed Poll”), dated as of May 29, 2009, by QBE in favor of the Noteholder from time to time, including but not limited to, the related rights (but not PMI’s obligations) under the SSA (such rights referred to herein collectively, as the “Granted Rights”).

2.	As consideration for such sale, assignment and transfer of the QBE Note hereunder, TPG shall pay to PMI, on or before the Effective Date, the amount of US$75,000,000 in the form of cash and/or readily marketable securities. In addition, as additional consideration, TPG hereby agrees to pay PMI as follows:

(a)	If TPG owns the QBE Note upon redemption thereof, an additional payment equal to one hundred percent (100%) of the aggregate amount by which the Principal and Interest paid at redemption with respect to the QBE Note exceeds US$183,000,000; or

(b)	If TPG sells the QBE Note prior to its redemption, TPG will make an additional payment to PMI immediately following such sale equal to fifty percent (50%) of the aggregate amount by which the net proceeds realized in respect of such QBE Note sale exceeds US$175,000,000.

Any additional consideration due to PMI hereunder shall be paid by TPG within ten (10) business days of the date that TPG itself receives the proceeds described in (a) or (b) of this paragraph (as applicable).

3.	As between PMI and TPG, TPG shall have the sole power, exercisable at its discretion, to initiate or participate in any proceedings for the enforcement of the QBE Note, as well as the sole authority to exercise any of the Granted Rights.

4.	PMI agrees that should any payments in respect of the rights or amounts assigned hereunder be received by PMI, such payments will be deemed to have been received in trust for TPG (or any subsequent holder of the QBE Note, as the case may be) and PMI shall forthwith deliver the same to TPG, or any subsequent holder of the QBE Note, in the identical form received by PMI.

5.	PMI represents and warrants to TPG, as of the Effective Date, that:

(a)	PMI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b)	the execution and delivery of, and performance by PMI of its obligations under, this Agreement and the consummation of the transactions contemplated hereby, (i) have been duly authorized by all requisite corporate action on the part of PMI; and (ii) do not violate (x) any provision of any statute, rule or regulation, or the organizational documents of PMI, (y) any applicable order of any court or any rule, regulation or order of any other agency of government, or (z) the QBE Note, SSA, or SSD;

(c)	(i) no authorization or approval or other action by, and no notice to or filing with, any governmental authority that has not been obtained or made is required in connection with the due execution, delivery and performance by PMI of this Agreement and (ii) any applicable income, franchise, sales, use, stamp, transfer or other taxes relating to the execution, delivery and enforcement of this Agreement and the transactions contemplated hereby, have been paid;

(d)	(i) Immediately prior to giving effect to this Agreement, PMI is the sole legal and beneficial owner of the QBE Note and (ii) immediately upon giving effect to this Agreement and the Australian Deed Poll, TPG will be the sole legal and beneficial owner of the QBE Note and the Granted Rights, in each case free and clear of any lien thereon or affecting the title thereto;

(e)	this Agreement is the legal, valid and binding obligation of PMI, enforceable against PMI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(f)	no default, or event which would constitute a default (as such terms may be defined under the SSA, the SSD or the QBE Note) after notice or the passage of time, or both, exists under the SSA, SSD or QBE Note, both immediately prior to and after giving effect to this Agreement;

(g)	no Claim (as defined in the SSA or SSD, as applicable) for breach of Warranty (as defined in the SSA or SSD, as applicable) has been asserted under the SSA, and to the best of PMI’s knowledge, there are no pending or threatened Claims for a breach of Warranty under the SSA, and PMI has no basis to believe there currently exists any such Claims that have not been asserted;

(h)	as of the date hereof, the unpaid Principal balance of the QBE Note is not less than $186,505,850;

(i)	to the best of its knowledge, the QBE Note has been duly authorized, authenticated or issued and delivered by the Issuer thereof, and is the legal, valid and binding obligation of such issuer enforceable in accordance with its terms, and as of the date of this Agreement, the Issuer is not in default thereunder;

(j)	to the best of its knowledge, each of (x) that certain Deed Poll, dated as of May 29, 2009, by QBE Lenders’ Mortgage in favor of the Noteholder from time to time and (y) the Australian Deed Poll, is the legal, valid and binding obligation of each party thereto; and

(k)	prior to and immediately after giving effect to the transactions contemplated herein, PMI is Solvent.

For purposes of this Agreement, “Solvent” means, at any time of determination, that:

(i)	the present fair saleable value of such person’s assets exceeds the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and matured;

(ii)	the sum of all of such person’s liabilities, required reserves and total outstanding capital stock is not greater than all of its assets at a fair valuation;

(iii)	such person will be able to pay its debts as they become due in the usual course of its business; and

(iv)	such person’s total assets exceed the sum of its total liabilities, plus the amount that would be needed if the corporation were to be dissolved at such time to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to creditors of such person.

For purposes of the above definition of “Solvent”, the determinations and the terms referred to in such definition are to be interpreted in accordance with all laws and regulations applicable to PMI, including applicable state insurance laws and regulations, in each case as in effect at the time of determination (but not including any laws or regulations of any political subdivision below the state level).

6.	PMI covenants:

(a)	that it will continue to observe and perform all of the obligations of the Vendor;

(b)	to enforce the payment and performance of all obligations of any other person or entity under the SSA;

(c)	not to enter into any amendments or modifications to the SSA to the extent that such amendments relate to, or could affect the value of, the QBE Note;

(d)	not to agree to any adjustment to the Principal of, or Interest on, the QBE Note without the prior written consent of TPG; and

(e)	that TPG shall at all times have the right to obtain information and notices, and exercise such other rights, including the Granted Rights, irrespective of whether a default, or event which would constitute a default (as such terms may be defined under the SSA, the SSD or the QBE Note) after notice or the passage of time, or both, exists under this Agreement, the SSA or QBE Note.

7.	The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a)	PMI shall have made and/or obtained any and all regulatory consents, approvals, orders, or other authorizations in any jurisdiction that are required prior to its effectiveness under the applicable law including, but not limited to, the written approval of, or statutorily effective and sufficient non-objection to, the sale contemplated by this Agreement from the Department; and

(b)	TPG shall have received a solvency opinion from Duff & Phelps, LLC to the effect that PMI is Solvent, both before and immediately after giving effect to the sale and assignment of the QBE Note as contemplated herein.

8.	“Effective Date” shall mean the date on which all conditions precedent to the effectiveness of this Agreement shall have been satisfied or waived.

9.	PMI hereby agrees that it shall indemnify, defend and hold harmless TPG and its respective directors, officers and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including reasonable attorneys’ fees) directly or indirectly relating to or arising out of (i) a breach by PMI of any of its representations, warranties and covenants set forth in this Agreement or (ii) any loss arising directly or indirectly (A) from any adjustment to Principal of, or Interest on, the QBE Note arising from or relating to any Claim (as defined in the SSA or SSD, as applicable) for breach of Warranty (as defined in the SSA or SSD, as applicable) under the SSA or SSD or (B) by way of set-off or otherwise in respect of any claim for breach of a representation, warranty, covenant or agreement under the SSA or SSD (whether or not such adjustment is permitted to be made by the terms of this Agreement, the QBE Note, the SSA, the SSD or otherwise).

10.	This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, as amended from time to time, without regard to the provisions of the law of any jurisdiction pertaining to conflicts of law.

11.	This Agreement constitutes the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

12.	Any provision of this Agreement may be amended, waived or modified only by a writing executed by all parties hereto.

13.	Any term or provision of this Agreement which is found to be invalid, unlawful or unenforceable shall be ineffective only to the extent of such invalidity, unlawfulness or unenforceability, without impairing or rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

14.	PMI will, at its sole cost and expense, perform all acts, make any filings and promptly execute, acknowledge and deliver all such documents and instruments and take all such actions, in each case reasonably requested by TPG from time to time in furtherance of the provisions of this Agreement and to effect the transactions contemplated hereby. Without limiting the generality of the foregoing, PMI will promptly from time to time, following the request of TPG, request that the Issuer of the QBE Note furnish any and all notices, reports and other information relating to the QBE Note that PMI is then entitled to receive (whether pursuant to the terms of the QBE Note or otherwise) and upon receipt thereof deliver copies of same to TPG. PMI also agrees to take any and all actions necessary or, in the reasonable opinion of TPG, desirable, to (i) defend title to the QBE Note and the Granted Rights against all entities and persons and (ii) assure that this Agreement is a legally valid and binding obligation of each of the parties thereto.

15.	All representations and warranties made hereunder by PMI shall survive the execution, delivery and performance of this Agreement. Such representations and warranties have been or will be relied upon by TPG, regardless of any investigation made by TPG on its behalf and notwithstanding that TPG may have had notice or knowledge of any default or misrepresentation under this Agreement.

16.	All notices and other communications hereunder shall be in writing and shall be deemed given and delivered if: (a) delivered in person, (b) transmitted by facsimile (with verbal confirmation of receipt), (c) delivered by certified or registered mail (return receipt requested), or (d) delivered by an express courier (with confirmation) to the parties at the following addresses:

If to PMI:

PMI Mortgage Insurance Co.
Attention: Corporate Controller
Fax: (925) 658-6188
PMI Plaza
3003 Oak Road
Walnut Creek, CA 94597

If to TPG:

The PMI Group, Inc.
Attention: Chief Financial Officer
Fax: (925) 658-6519
PMI Plaza
3003 Oak Road

Walnut Creek, CA 94597

17.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

18.	PMI acknowledges and agrees that (i) nothing contained in paragraph 2 of this Agreement or elsewhere constitutes a lien on or security interest in the QBE Note or the Granted Rights in favor of PMI, (ii) immediately following the execution and delivery of this Agreement, TPG will grant in favor of the Administrative Agent, a lien on and security interest in, all of TPG’s right, title and interest in, to and under this Agreement, the QBE Note and the Granted Rights and (iii) upon and during the continuance of an Event of Default (as defined in the Credit Agreement), the Administrative Agent shall have the exclusive authority to exercise and enforce the QBE Note, the Granted Rights and the rights provided to TPG under this Agreement in the manner set forth in that certain Pledge and Security Agreement, dated May 29, 2009 by and between TPG and the Administrative Agent on behalf of the Secured Parties (as defined therein).

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement this 29th day of May, 2009.

PMI MORTGAGE INSURANCE CO.

By:	/s/ Ray D. Chang

Name: Title:	Ray D. Chang Senior Vice President, Treasurer

THE PMI GROUP, INC.

By:	/s/Donald P. Lofe, Jr.

Name: Title:	Donald P. Lofe, Jr. Executive Vice President, Chief Financial Officer and Chief Administrative Officer